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Exhibit 3.1.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF

MOVIE GALLERY, INC.

        Movie Gallery, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        1.    That at a meeting of the board of directors of the Corporation held on March 26, 2002, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and providing that such amendment be submitted for approval by the stockholders of the Corporation at the annual meeting of the stockholders. The resolution setting forth such proposed amendment is as follows:

          Resolved, that Paragraph 1 of Article "FOURTH" of the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

            "1. The Corporation is authorized to issue two classes of stock, to be designated "Common Stock" and "Preferred Stock", respectively. The total number of shares which the Corporation is authorized to issue is sixty-seven million (67,000,000) shares. The number of shares of Common Stock authorized to be issued is sixty-five million (65,000,000), with a par value of $0.001 per share. The number of shares of Preferred Stock authorized to be issued is two million (2,000,000), with a par value of $0.10 per share."

        2.    That thereafter, pursuant to said resolutions of the board of directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held on June 13, 2002, upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        3.    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        4.    That the capital of the Corporation shall not be reduced under or by reason of said amendment.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Joe T. Malugen, its President and S. Page Todd, its Secretary this 27th day of March, 2003.

/s/ JOE T. MALUGEN Joe T. Malugen, President

/s/ S. PAGE TODD S. Page Todd, Secretary

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF MOVIE GALLERY, INC.